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                                                                      Exhibit 11

                        CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE


For the periods ended November 1, 1997
and November 2, 1996

                                                                                    First Quarter
                                                                                    -------------
                                                                               1997                1996
                                                                               ----                ----
Primary loss per share:
Weighted average number of shares outstanding:
Common                                                                       49,850,237          49,707,211
Shares deemed outstanding from:
     Assumed issuance of deferred compensation awards                           105,000             105,000
     Assumed exercise of stock options                                          245,725             352,745
                                                                           ------------        ------------

Total                                                                        50,200,962          50,164,956
                                                                           ============        ============

Net loss                                                                   ($13,624,000)       ($13,651,000)
                                                                           ============        ============

Primary loss per share                                                     ($      0.27)       ($      0.27)
                                                                           ============        ============

Weighted average number of shares outstanding, as above                      50,200,962          50,164,956

Shares deemed outstanding from the assumed conversion of convertible
     subordinated debentures                                                  1,604,877           1,604,877

Additional shares deemed outstanding from the assumed exercise of
     stock options                                                                   --              49,270
                                                                           ------------        ------------

Total                                                                        51,805,839          51,819,103
                                                                           ============        ============


Additional income from the elimination of the interest cost of the
     convertible subordinated debentures, net of income tax effect         $    400,000        $    385,000


                                                                           ($      0.27)       ($      0.27)
Fully diluted loss per share                                               ============        ============
